Exhibit 4.19

THIRD AMENDMENT
TO THE
CARDINAL HEALTH 401(K) SAVINGS PLAN
FOR EMPLOYEES OF PUERTO RICO
(As amended and restated January 1, 2011)

Background Information

A.
Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (the “Plan”) for the benefit of eligible employees of Cardinal Health and its subsidiaries and affiliates working in Puerto Rico.

B.	Section 11.02 of the Plan permits the amendment of the Plan at any time.

C.
The Cardinal Health, Inc. Financial Benefit Plans Committee (the “Committee”) is authorized to make certain amendments to the employee benefits plans maintained by Cardinal Health and the subsidiaries and affiliates of Cardinal Health, Inc., including the Plan, and is authorized to approve amendments regarding the administration of the Plan in accordance with the authority delegated by the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health.

D.
The Committee desires to amend the Plan to define “Spouse” as any individual, regardless of gender, who is legally married in any state, territory, or foreign jurisdiction having the legal authority to sanction marriages, to comply with the U.S. Supreme Court decision in United States v. Windsor, as well as with recent guidance published by the U.S. Department of Labor, effective as of June 26, 2013, as authorized by the Committee in Resolutions adopted on May 28, 2014.

Amendment of the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico

The Plan is hereby amended as follows, effective as of June 26, 2013:

1.	Section 1.40 of the Plan, “Spouse,” is hereby amended in its entirety to read as follows:

Section 1.40    Spouse. The lawful spouse of the Participant, including a same-sex spouse, as determined under the law of the state in which the marriage occurred. For this purpose, the term “state” means any state of the United States, the District of Columbia, any territory or possession of the United States, and any foreign jurisdiction having the legal authority to sanction marriages.

2.	All other Plan provisions shall remain in full force and effect.

CARDINAL HEALTH, INC.
By:	/s/ Kendell F. Sherrer
Its:	V.P., Benefits
Date:	5-28-14